EXHIBIT 99.1

1 Helen of Troy Plaza El Paso, TX 78812 815-225-8000

HELEN OF TROY LIMITED REPORTS
THIRD QUARTER AND NINE MONTHS RESULTS

EL PASO, Texas Jan. 9 - Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported results for the third quarter and nine months ended November 30, 2005.

Sales in the third quarter were $197,458,000 versus sales of $205,682,000 for the third quarter of the prior year, a decrease of 4 percent. Third quarter net earnings were $22,666,000 or $0.72 per diluted share, a decrease of 27.2 percent from $31,135,000 or $0.97 per diluted share for the third quarter of a year ago.

Nine months sales increased 0.3 percent to $455,239,000 from sales of $453,932,000 in the previous year. Fiscal year-to-date net earnings were $42,666,000 or $1.34 per diluted share, versus $64,466,000 or $1.98 per diluted share for the comparable period last fiscal year, a decrease of 33.8 percent.

Gerald Rubin, Chairman, Chief Executive Officer and President, commenting on the results for the quarter and the first nine months of the fiscal year stated, “While we have seen some improvement in personal care sales over last quarter, it is still less of an improvement than we had hoped to see. Net sales in our Housewares Segment increased 20.7 and 25.0 percent over the same quarter and comparable year to date periods in the prior year, while net sales for our Personal Care Segment decreased 8.3 and 9.6 over the same quarter and year-to-date periods of the prior year. These sales results, combined with a decline in our gross margin percentage and an increase in selling, general and administrative expenses for the quarter and year-to-date, reduced our operating results compared to the previous year. A number of the same economic factors we experienced last quarter continue to impact our business today. We currently believe these factors may continue to impact fourth quarter results as well.

“Gross margins for the third quarter were 43.6 percent of sales versus 48.0 percent of sales in the third quarter of last year, a decrease of 4.4 percentage points or $12.6 million. This was the major factor of the third quarter net earnings decline. We continue to evaluate and take corrective actions to make up for sales declines. We have adjusted our product mix, pricing, and marketing programs in order to maintain, and in some cases, acquire more retail shelf space.

“Selling, general, and administrative expenses, expressed as a percentage of net sales, increased from 27.1 percent to 29.1 percent for the three-months, and from 28.4 percent to 32.3 percent for the nine-months ended November 30, 2005 compared to the same periods in the prior year. SG&A increases are primarily due to increased personnel costs, increased consulting fees and depreciation associated with our new information system, which was placed into service early in our third quarter of fiscal 2005. Increases in advertising and higher outbound freight costs have also been incurred. We also experienced higher warehousing costs due to the utilization of outside third parties to manage and distribute our houseware inventories until our new 1,200,000 square foot distribution center in Southaven, Mississippi is completed and fully operational, scheduled for May 2006.

“During the third quarter, we received notification that the U.S. Bankruptcy Court for the Southern District of New York is considering a final order approving Tactica’s bankruptcy reorganization plan, filed October 21, 2004, which would among other things, require Helen of Troy Limited to pay Tactica’s unsecured creditors $1,800,000. Management currently believes that the approval of the reorganization plan by the U.S. Bankruptcy Court is probable and as a result, we have recorded a $250,000 receivable, a $1,800,000 liability payable to Tactica’s unsecured creditors, $463,000 of interest income and, a net settlement loss of $1,550,000, pretax, on the Company’s books for the fiscal quarter ended November 30, 2005. We also have incurred and expensed $257,000 of fees related to Tactica’s bankruptcy during the quarter. The Tactica bankruptcy negatively impacted net earnings for the third quarter by approximately $0.03 per diluted share.

“As of November 30, 2005, we had stockholders’ equity of $468.9 million. Stockholders’ equity increased $61.6 million, or 15.1 percent from the comparable period last year. Inventory at quarter end was $184.7 million versus $139.3 million for the same period in the prior year, primarily due to new product introductions and a build up in overall inventory to accommodate for the year end transition into the new Mississippi distribution center.

“For the fourth quarter ending February 28, 2006, we currently expect overall sales to be in the range of $120 to $130 million, compared to last year’s fourth quarter sales of $127.6 million. Earnings per share for the fourth quarter are currently expected to be in the range of $0.15 to $0.25 per diluted share versus the prior year’s fourth quarter earnings from continuing operations of $0.37 per diluted share. Sales for the fiscal year ending February 28, 2006 are currently expected to be in the range of $575 million to $585 million, with earnings per share from continuing operations for the current fiscal year anticipated to be in the range of $1.49 to $1.59, versus our previous guidance of $1.80 to $1.90 per diluted share. Next fiscal year, beginning March 1, 2006, we are anticipating an $8 to $10 million savings in SG&A expenses, primarily in warehouse, distribution and freight expense, and an increase in product placements with retailers, and should therefore see a more positive year over year comparison of operating results.” Rubin concluded.

The Company will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11 a.m. ET today, Monday, January 9, 2006. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through February 28, 2006.

Helen of Troy Limited is a leading designer, producer and global marketer of brand-name personal care and household consumer products. The Company’s personal care products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s household products include consumer product tools in the kitchen, cleaning, barbecue, barware, storage, organization, garden, hardware, trash and automotive categories. The Company’s products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®, Health at Home® and Health o meter® licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., and Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited. Helen of Troy’s owned brands include OXO®, Good Grips®, Brut®, Vitalis®, Final Net®, Ammens®, Condition 3-in-1®, Skin Milk®, TimeBlock®, Epil-Stop®, Dazey®, Caruso®, Karina®, DCNL™, Nandi™, Isobel™ and WaveRage®. The Company markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, and Wigo® owned brands to the professional beauty salon industry.

This press release contains forward-looking statements, which are subject to change including the following:

•	statements regarding sales and earning guidance for the fourth quarter and fiscal year 2006;
•	our opinion regarding the Tactica bankruptcy plan court approval and the estimate of the charge related to such bankruptcy proceeding;
•
our ability to adjust our product mix, pricing, and marketing programs in order to maintain, and in some cases, acquire more retail shelf space and any inference on the effects thereof for our future business operations and financial performance; and

•	the anticipated $8 to $10 million reduction in SG&A expenses, primarily in warehouse, distribution and freight expense

The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company's actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “believes”, “expects” and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2005 and the Form 10-Q for the quarters ended May 31, 2005, August 31, 2005, and November 30, 2005. These risks are generally provided in our public filings under the heading “Forward-Looking Information and Factors That May Affect Future Results.” Investors should not anticipate a direct reduction in overall SG&A expenses and operating results in the same amounts as the anticipated savings resulting from the changes in warehouse, distribution and freight expenses. While the Company’s management currently believes that savings will occur, the Company will also likely incur additional costs as it transitions to the new warehouse facility and there are a number of risks related to this move that could adversely affect our business and could diminish any of the anticipated reductions in costs. Investors are urged to refer to the risk factors referred to above for a description of these risks.

HELEN OF TROY LIMITED Comparative Analysis (Unaudited)
(In thousands, except earnings per share data)

	The Three Months Ended November 30,				The Nine Months Ended November 30,
	2005		2004		2005		2004
Net sales	$197,458	100.0%	$205,682	100.0%	$455,239	100.00%	$453,932	100.0%
Cost of sales	111,414	56.4%	107,031	52.0%	250,285	55.0%	238,128	52.5%
Gross profit	86,044	43.6%	98,651	48.0%	204,954	45.0%	215,804	47.5%
Selling, general, and administrative expense	57,396	29.1%	55,814	27.1%	146,878	32.3%	128,800	28.4%
Operating income	28,648	14.5%	42,837	20.8%	58,076	12.8%	87,004	19.2%
Other income (expense):
Interest expense	(4,259)	-2.2%	(3,052)	-1.5%	(11,317)	-2.5%	(6,727)	-1.5%
Other income, net	(623)	-0.3%	(2,399)	-1.2%	(277)	-0.1%	(2,280)	-0.5%
Total other income (expense)	(4,882)	-2.5%	(5,451)	-2.7%	(11,594)	-2.5%	(9,007)	-2.0%
Earnings before income taxes	23,766	12.0%	37,386	18.2%	46,482	10.2%	77,997	17.2%
Income tax expense
Current	1,287	0.7%	9,004	4.4%	2,393	0.5%	16,586	3.7%
Deferred	(187)	-0.1%	(2,753)	-1.3%	1,423	0.3%	(3,277)	-0.7%
Income from continuing operations	22,666	11.5%	31,135	15.1%	42,666	9.4%	64,688	14.3%
Loss from discontinued segment's operations,
net of tax benefit of $422 through November 2004	-	0.0%	-	-		0.0%	(222)	0.0%
Net earnings	$22,666	11.5%	$31,135	15.1%	$42,666	9.4%	$64,466	14.2%
Earnings per share:
Diluted
Continuing operations	$0.72		$0.97		$1.34		$1.99
Discontinued operations	$-		$-		-		$(0.01)
Total diluted earnings per share	$0.72		$0.97		$1.34		$1.98
Weighted average common shares used in computing net earnings per share
Diluted	31,272		32,198		31,767		32,610

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited) (In thousands)

	11/30/2005	11/30/2004
Cash and Cash Equivalents	$19,954	$8,951
Marketable securities, at market value	162	415
Accounts receivable	165,641	184,400
Inventory	184,741	139,279
Total current assets	386,389	349,518
Total assets	951,137	867,614
Total current liabilities	217,267	190,358
Total long-term liabilities	264,974	270,000
Stockholders' equity	468,896	407,256

SELECTED OTHER DATA (In thousands) Reconciliation GAAP Net Sales to Comparable Net Sales:

	Nine Months Ended November 30,
	2005	2004		2004 Comparable
	GAAP	GAAP [1]	Adjustment [2]	Net Sales

Housewares Segment net sales	$92,855	$53,005	$21,255	$74,260
Personal Care Segment net sales	362,384	400,927	-	400,927

Total Sales	$455,239	$453,932	$21,255	$475,187

[1]  GAAP amounts exclude our Houseware segment's pre-acquisition net sales from March 1, 2004 to May 31, 2004

[2]  Houseware Segment's Pre-acquisition net sales from March 1, 2004 to May 31, 2004

SELECTED OTHER DATA (In thousands) Reconciliation of Non-GAAP Financial Measure - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to Net Earnings:

	Three Months Eneded November 30,		Nine Months Ended November 30,
	2005	2004	2005	2004

Income from continuing operations	$22,666	$31,135	$42,666	$64,688
Interest income / Expense, net	3,684	3,015	10,607	6,285
Income tax expense	1,100	6,251	3,816	13,309
Depreciation and amortization	3,120	3,046	8,738	6,752

EBITDA (Earnings before interest, taxes, depreciation
and amortization) excluding discontinued operations	$30,570	$43,447	$65,827	$91,034

This information may be considered non-GAAP Financial Information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables which reconcile these measures to their corresponding GAAP based measures presented under our Comparative Analysis of Earnings, in the accompanying press release.

Management believes the presentation of these non-GAAP financial measures, in connection with the results of the fiscal quarter ended November 30, 2005, provides useful information to investors regarding our results of operations as this non-GAAP financial measures allow investors to better evaluate ongoing business performance, and factors that influenced performance during the period under report. Management also uses these non-GAAP measures internally to monitor performance of the business. These non-GAAP financial measures should be considered in addition to, and not as a substitute for financial measures prepared in accordance with GAAP.

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2006